Exhibit 99.1
Bright Horizons Family Solutions Reports Third Quarter of 2021 Financial Results
NEWTON, MA - (BUSINESS WIRE) - November 2, 2021 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the third quarter of 2021.
Third Quarter 2021 Highlights (compared to Third Quarter 2020):
•Revenue of $460 million (increase of $122 million)
•Income from operations of $46 million (increase of $52 million)
•Net income of $27 million and diluted earnings per common share of $0.44 (increases of $33 million and $0.55, respectively)
Non-GAAP measures
•Adjusted income from operations* of $46 million (increase of $49 million)
•Adjusted EBITDA* of $79 million (increase of $49 million)
•Adjusted net income* of $39 million and diluted adjusted earnings per common share* of $0.64 (increases of $37 million and $0.62, respectively)
“I am pleased to report a solid quarter as our team continues to demonstrate resilience and agility in responding to ongoing changes in the working environment due to COVID-19,” said Stephen Kramer, Chief Executive Officer. “We continued to make good progress in the quarter including the re-opening of 23 centers and welcoming 19 new centers to the Bright Horizons family.”
“The importance of childcare in the nation’s recovery has never been more evident, with recruiting challenges impacting all sectors of the economy, and employees struggling to balance new work and life demands, as well as career growth goals. We are proud to be an integral and responsive partner in providing solutions for so many employers and working parents who need and expect high quality early education and care for their dependents, and for workers looking to build skills to serve the evolving needs of our changing economy.”
Third Quarter 2021 Results
Revenue increased $122.4 million, or 36%, in the third quarter of 2021 from the third quarter of 2020, primarily attributable to enrollment increases in our open child care centers and the re-opening of our temporarily closed child care centers, and to a lesser extent, expanded sales and utilization of back-up care services. While enrollment in our child care centers continued to improve during the quarter, our centers are still operating below pre-COVID-19 enrollment levels during this re-ramping phase.
Income from operations was $46.0 million for the third quarter of 2021 compared to a loss from operations of $5.9 million for the same period in 2020. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment arising from higher enrollment as centers re-ramp, and as temporarily closed centers are re-opened. The reduction in income from operations in our back-up care services reflects the shift in service delivery mix back towards pre-COVID-19 levels, with increasing utilization of traditional in-home and center-based care compared to the prior year. Net income was $26.8 million for the third quarter of 2021 compared to a loss of $6.7 million in the same 2020 period, an increase of $33.5 million due to the increase in income from operations, partially offset by the effect of taxes. Diluted earnings per common share was $0.44 for the third quarter of 2021 compared to a diluted loss per common share of $0.11 for the third quarter of 2020.
In the third quarter of 2021, adjusted EBITDA* increased $48.9 million, or 163%, to $79.1 million, and adjusted income from operations* increased $48.9 million, to $46.0 million from the third quarter of 2020, due primarily to the increase in gross profit in the full service center-based child care segment, partially offset by reduced contributions from our back-up care services. Adjusted net income* increased by $37.4 million, to $38.7 million, due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted adjusted earnings per common share* was $0.64 for the third quarter of 2021 compared to $0.02 for the same period in 2020.
As of September 30, 2021, the Company had more than 1,300 client relationships with employers across a diverse array of industries, and operated 1,011 early education and child care centers with the capacity to serve approximately 113,000 children and their families, of which 949 early education and child care centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, impairment costs and other costs incurred due to the impact of COVID-19 including center closing costs, and duplicative corporate office costs. Adjusted income from operations represents income from operations before impairment costs and other COVID-19 related costs, and duplicative corporate office costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, impairment costs and other COVID-19 related costs, duplicative corporate office costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $412 million of cash and cash equivalents and $400 million available for borrowing under the revolving credit facility at September 30, 2021. In the nine months ended September 30, 2021, we generated approximately $185.2 million of cash from operations, compared to $169.9 million for the same period in 2020, and made investments in fixed assets, acquisitions and other investments totaling $62.7 million, compared to $48.5 million for the same period in the prior year.
2021 Outlook
As we previously disclosed, the COVID-19 pandemic has substantially disrupted our global operations. We remain focused on the ramping of our centers and the phased re-opening of the limited number of centers that remain temporarily closed, which we expect will continue throughout 2021. However, the broad effects of COVID-19, its duration and the scope of ongoing and related disruptions, cannot be predicted and the negative financial impact to our results and future financial performance cannot be reasonably estimated. Therefore, we are not at this time and do not currently expect to provide full earnings guidance for the remainder of fiscal 2021. We remain confident in our business model, the strength of our client partnerships, the strength of our balance sheet and liquidity position, and our ability to continue to respond to changing market conditions.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the third quarter 2021 results, and the Company’s updated business outlook, its strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039, or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through November 23, 2021 at 1-844-512-2921, or, for international callers, 1-412-317-6671, conference ID #13721003. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, the effects of COVID-19 on our operations, our value proposition, our future opportunities and business model, our new centers and re-opening plans and timing for temporarily closed center locations, our recovery, timing to re-ramp enrollment and centers, estimated effective tax rate and tax expense and benefits, our solutions and ability to respond to client demands, and future business and financial performance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of required school and business closures and government mandates in response to the COVID-19 pandemic, including current conditions and future developments in the public health arena; the continued impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and its variants; the approval, delivery, effectiveness and public acceptance of vaccines for adults and children; vaccine mandates; the availability or lack of government support; the impact of proposed Federal infrastructure legislation and expenditures; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the tight labor market for teachers and staff and ability to hire and retain talent; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from recommended or mandated enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2021, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,000 early education and child care centers in the United States, the United Kingdom, the Netherlands, and India, and serves more than 1,300 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30,
	2021	%	2020	%

	(In thousands, except share data)
Revenue	$460,333	100.0%	$337,920	100.0%
Cost of services	340,068	73.9%	282,749	83.7%
Gross profit	120,265	26.1%	55,171	16.3%
Selling, general and administrative expenses	67,135	14.6%	53,301	15.8%
Amortization of intangible assets	7,140	1.5%	7,797	2.3%
Income (loss) from operations	45,990	10.0%	(5,927)	(1.8)%
Interest expense — net	(9,153)	(2.0)%	(9,186)	(2.7)%
Income (loss) before income tax	36,837	8.0%	(15,113)	(4.5)%
Income tax benefit (expense)	(10,018)	(2.2)%	8,459	2.5%
Net income (loss)	$26,819	5.8%	$(6,654)	(2.0)%

Earnings (loss) per common share:
Common stock — basic	$0.44		$(0.11)
Common stock — diluted	$0.44		$(0.11)

Weighted average common shares outstanding:
Common stock — basic	60,218,090		60,196,795
Common stock — diluted	60,743,765		60,196,795

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months Ended September 30,
	2021	%	2020	%

	(In thousands, except share data)
Revenue	$1,292,651	100.0%	$1,138,015	100.0%
Cost of services	985,046	76.2%	908,749	79.9%
Gross profit	307,605	23.8%	229,266	20.1%
Selling, general and administrative expenses	191,703	14.8%	159,917	14.1%
Amortization of intangible assets	22,192	1.8%	23,881	2.0%
Income from operations	93,710	7.2%	45,468	4.0%
Interest expense — net	(27,749)	(2.1)%	(28,521)	(2.5)%
Income before income tax	65,961	5.1%	16,947	1.5%
Income tax benefit (expense)	(13,195)	(1.0)%	7,490	0.6%
Net income	$52,766	4.1%	$24,437	2.1%

Earnings per common share:
Common stock — basic	$0.87		$0.41
Common stock — diluted	$0.86		$0.41

Weighted average common shares outstanding:
Common stock — basic	60,454,855		59,253,044
Common stock — diluted	61,058,843		60,001,730

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2021	December 31, 2020

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$412,402	$384,344
Accounts receivable — net	160,316	176,617
Prepaid expenses and other current assets	75,909	63,224
Total current assets	648,627	624,185
Fixed assets — net	609,491	628,757
Goodwill	1,446,321	1,431,967
Other intangible assets — net	253,529	274,620
Operating lease right-of-use assets	695,829	717,821
Other assets	58,069	49,298
Total assets	$3,711,866	$3,726,648
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Accounts payable and accrued expenses	199,649	194,551
Current portion of operating lease liabilities	87,066	87,181
Deferred revenue and other current liabilities	265,873	238,332
Total current liabilities	563,338	530,814
Long-term debt — net	1,013,080	1,020,137
Operating lease liabilities	704,643	729,754
Deferred income taxes	48,786	45,951
Other long-term liabilities	122,790	116,195
Total liabilities	2,452,637	2,442,851
Total stockholders’ equity	1,259,229	1,283,797
Total liabilities and stockholders’ equity	$3,711,866	$3,726,648

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2021	2020

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,766	$24,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	82,858	83,173
Impairment losses	—	20,737
Stock-based compensation expense	16,735	15,138
Deferred income taxes	1,573	8,408
Other non-cash adjustments — net	3,369	(206)
Changes in assets and liabilities	27,946	18,166
Net cash provided by operating activities	185,247	169,853
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(41,510)	(44,497)
Payments and settlements for acquisitions — net of cash acquired	(18,914)	(8,101)
Proceeds from the maturity of debt securities and sale of other investments	17,730	10,247
Purchases of debt securities and other investments	(20,032)	(6,106)
Net cash used in investing activities	(62,726)	(48,457)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock issuance — net of issuance costs	—	249,808
Principal payments of long-term debt	(8,063)	(8,063)
Payments of debt issuance costs	(2,057)	(2,818)
Purchase of treasury stock	(102,184)	(32,658)
Taxes paid related to the net share settlement of stock options and restricted stock	(7,429)	(8,896)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	31,820	27,087
Payments of contingent consideration for acquisitions	(196)	(1,088)
Net cash provided by (used in) financing activities	(88,109)	223,372
Effect of exchange rates on cash, cash equivalents and restricted cash	(2,120)	286
Net increase in cash, cash equivalents and restricted cash	32,292	345,054
Cash, cash equivalents and restricted cash — beginning of period	388,465	31,192
Cash, cash equivalents and restricted cash — end of period	$420,757	$376,246

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Three Months Ended September 30, 2021
Revenue	$333,883	$99,197	$27,253	$460,333
Income from operations	10,070	31,823	4,097	45,990
Adjusted income from operations	10,070	31,823	4,097	45,990
As a percentage of revenue	3%	32%	15%	10%

Three Months Ended September 30, 2020
Revenue	$220,136	$93,050	$24,734	$337,920
Income (loss) from operations	(60,389)	46,464	7,998	(5,927)
Adjusted income (loss) from operations (1)	(57,342)	46,464	7,998	(2,880)
As a percentage of revenue	(26)%	50%	32%	(1)%
(1) Adjusted income (loss) from operations in 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $1.7 million for fixed assets and operating lease right-of-use assets, $0.7 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $0.7 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Nine Months Ended September 30, 2021
Revenue	$958,629	$257,036	$76,986	$1,292,651
Income (loss) from operations	(3,835)	83,782	13,763	93,710
Adjusted income (loss) from operations	(3,835)	83,782	13,763	93,710
As a percentage of revenue	—%	33%	18%	7%

Nine Months Ended September 30, 2020
Revenue	$768,833	$303,121	$66,061	$1,138,015
Income (loss) from operations	(115,484)	143,824	17,128	45,468
Adjusted income (loss) from operations (1)	(89,795)	145,952	17,128	73,285
As a percentage of revenue	(12)%	48%	26%	6%
(1) Adjusted income (loss) from operations in 2020 for the full service center-based child care segment represents loss from operations excluding impairment costs incurred due to the impact of COVID-19 on our operations of $18.6 million for fixed assets and operating lease right-of-use assets, $5.1 million in costs primarily associated with the closure of centers, including related severance and facilities costs, and $2.0 million of occupancy costs incurred for our new corporate headquarters during the construction period, which represent duplicative corporate office costs in 2020. Adjusted income from operations for the back-up care segment represents income from operations excluding impairment costs incurred of $2.1 million related to an equity investment due to the impact of COVID-19.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	(In thousands, except share data)
Net income (loss)	$26,819	$(6,654)	$52,766	$24,437
Interest expense — net	9,153	9,186	27,749	28,521
Income tax expense (benefit)	10,018	(8,459)	13,195	(7,490)
Depreciation	20,326	19,496	60,666	59,292
Amortization of intangible assets (a)	7,140	7,797	22,192	23,881
EBITDA	73,456	21,366	176,568	128,641
As a percentage of revenue	16%	6%	14%	11%
Additional adjustments:
COVID-19 related costs (b)	—	2,362	—	25,768
Stock-based compensation expense (c)	5,600	5,700	16,735	15,138
Other costs (d)	—	685	—	2,049
Total adjustments	5,600	8,747	16,735	42,955
Adjusted EBITDA	$79,056	$30,113	$193,303	$171,596
As a percentage of revenue	17%	9%	15%	15%

Income (loss) from operations	$45,990	$(5,927)	$93,710	$45,468
COVID-19 related costs (b)	—	2,362	—	25,768
Other costs (d)	—	685	—	2,049
Adjusted income (loss) from operations	$45,990	$(2,880)	$93,710	$73,285
As a percentage of revenue	10%	(1)%	7%	6%

Net income (loss)	$26,819	$(6,654)	$52,766	$24,437
Income tax expense (benefit)	10,018	(8,459)	13,195	(7,490)
Income (loss) before income tax	36,837	(15,113)	65,961	16,947
Amortization of intangible assets (a)	7,140	7,797	22,192	23,881
COVID-19 related costs (b)	—	2,362	—	25,768
Stock-based compensation expense (c)	5,600	5,700	16,735	15,138
Other costs (d)	—	685	—	2,049
Adjusted income before income tax	49,577	1,431	104,888	83,783
Adjusted income tax expense (e)	(10,907)	(172)	(22,522)	(12,433)
Adjusted net income	$38,670	$1,259	$82,366	$71,350
As a percentage of revenue	8%	—%	6%	6%

Weighted average common shares outstanding — diluted	60,743,765	60,196,795	61,058,843	60,001,730
Diluted adjusted earnings per common share	$0.64	$0.02	$1.35	$1.19

(a)Represents amortization of intangible assets, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)COVID-19 related costs in 2020 represent impairment costs for investments and long-lived assets primarily as a result of center closures and decreases in the fair values for certain centers that were open or temporarily closed, and other costs incurred as a result of the impact of COVID-19 on our operations and related management actions. For the three months ended September 30, 2020, impairment costs totaled $1.7 million related to the full service center-based child care segment, and for the nine months ended September 30, 2020, impairment costs totaled $20.7 million, of which $18.6 million related to the full service center-based child care segment, and $2.1 million related to the back-up care segment. Other COVID-19 related costs totaled $0.7 million and $5.1 million for the three and nine months ended September 30, 2020, respectively, and were primarily associated with the closure of centers, including severance and facilities costs.
(c)Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(d)Other costs in 2020 relate to occupancy costs incurred for our new corporate headquarters during the construction period, which represented duplicative office costs while we also continued to carry the costs for our previous corporate headquarters.
(e)Represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 22% for 2021 and 12% and 15% for the three and nine months ended September 30, 2020, respectively. The tax rate for 2021 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.